Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE REPORTS SECOND QUARTER 2014 RESULTS

Management Updates Fiscal 2014 Earnings Guidance

Announces India Franchise Agreement

Board Declares Quarterly Dividend

Secaucus, New Jersey – August 21, 2014 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the thirteen weeks ended August 2, 2014.

“Our sales improved significantly in the second quarter, reflecting a rebound in shopping activity with more normalized weather patterns. While we expect the sector to remain highly promotional and the uncertainty surrounding the economy to continue, we are well positioned to compete effectively in the back half of 2014 and we are updating our full year guidance,” commented Jane Elfers, President and Chief Executive Officer.

Ms. Elfers continued, “We are making significant strides in our International franchise business, and we remain focused on providing great fashion and value for kids around the world. Today, we announced a partnership with Arvind Lifestyle Brands Limited to open stores in India. Arvind has a proven track record of operating successful apparel brands in India and we are excited to partner with them. Our first openings are slated for Fall 2015.”

“We remain committed to the continued execution of our key initiatives: E-Commerce growth, the expansion of our wholesale and international businesses, investments in seamless retail and state of the art systems, and fleet rationalization to deliver long-term sustainable growth,” concluded Ms. Elfers.

Second Quarter 2014 Results

Net sales were $384.6 million in the second quarter of 2014. The quarter included the negative impact of approximately $2.8 million from currency exchange rate fluctuations. This compares to net sales of $382.4 million for the second quarter of 2013. Comparable retail sales increased 0.8% for the second quarter 2014.

Net loss was $(10.7) million, or $(0.49) per share, in the second quarter of 2014, compared to a net loss of $(23.6) million, or $(1.05) per share, the previous year. Adjusted net loss was $(8.2) million, or $(0.37) per share, compared to $(9.4) million, or $(0.42) per share, the previous year.

Gross profit was $119.1 million, compared to $126.2 million in the second quarter of 2013 and declined 200 basis points to 31.0% of sales primarily due to fixed cost and merchandise margin deleverage.

Selling, general and administrative expenses were $117.1 million compared to $124.4 million in the second quarter of 2013. Adjusted SG&A was $116.0 million; $6.7 million lower than last year, and leveraged 190 basis points to 30.2% of sales.

Operating loss was $(16.5) million, compared to $(35.6) million in the second quarter of 2013. Adjusted operating loss in the second quarter of 2014 was $(12.5) million, and leveraged 10 basis points to (3.2%) of sales.

During the second quarter, the Company recorded charges of $4.0 million for unusual items, which primarily consisted of asset impairment charges as a result of the Company’s fleet optimization initiative and severance associated with corporate restructuring.

Adjusted net loss, adjusted gross profit, adjusted SG&A, and adjusted operating loss are Non-GAAP measures, and are not intended to replace GAAP financial information. The Company believes the excluded items are not indicative of the performance of its core business and that by providing this supplemental disclosure to investors it will facilitate comparisons of its past and present performance. A reconciliation to GAAP financial information is provided at the end of this release.

Store Openings and Closures

The Company opened 10 stores and closed 3 during the second quarter of 2014. The Company ended the quarter with 1,113 stores and square footage of 5.215 million, a decrease of 1.4% compared to the prior year. The Company’s international franchise partners opened 6 stores overseas in the second quarter, and the Company ended the quarter with 54 international franchise stores open.

Fiscal Year-to-Date

Net sales declined 1.3% to $794.8 million, compared to $805.6 million in the first half of the prior year. Comparable retail sales declined 1.5%. Year to date sales include the negative impact of approximately $6.3 million from currency exchange rate fluctuations.

Net income was $2.9 million, or $0.13 per diluted share, in the first half of 2014, compared to net loss of $(4.4) million, or $(0.19) per share, the previous year. Adjusted net income was $7.1 million, or $0.32 per diluted share, compared to $9.9 million, or $0.43 per diluted share the previous year.

Gross profit decreased 7.6% to $267.4 million. Adjusted gross profit was $267.5 million.

Selling, general and administrative expenses decreased 5.2% to $230.8 million. Adjusted SG&A decreased 5.7% to $227.5 million and leveraged 130 basis points compared to the first half of 2013.

Operating income was $3.6 million, compared to an operating loss of $(7.2) million in the first half of 2013. Adjusted operating income was $10.2 million, compared to $15.9 million the previous year.

Capital Return Program

During the second quarter of 2014, the Company repurchased 301,301 shares for approximately $14.5 million. At the end of the second quarter, $73.7 million of the $100 million share repurchase program authorized in March 2014 remained available for future share repurchases.

Additionally, the Company reported its Board of Directors approved a quarterly dividend of $0.1325 per share, payable on October 17, 2014 to shareholders of record at the close of business on September 26, 2014.

Outlook

The Company now expects full-year 2014 adjusted net income per diluted share will be in the range of $2.95 to $3.05, which compares to previous guidance of adjusted net income per diluted share in the range of $2.90 to $3.05. This guidance assumes comparable retail sales for the year will be flat to negative 1%. The Company estimates a $0.09 negative impact from foreign exchange in 2014.

The Company provided initial guidance for the third quarter of fiscal 2014, and is expecting an adjusted net income per diluted share between $1.74 and $1.82, assuming flat to negative low single digit comparable retail sales. This compares to an adjusted net income per diluted share of $1.89 in the third quarter of 2013. The Company estimates a $0.05 negative impact from foreign exchange in the third quarter of 2014.

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Conference Call Information

The Children’s Place will host a conference call to discuss its second quarter 2014 results today at 8:00 a.m. Eastern Time. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of August 2, 2014, the Company operated 1,113 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 54 International stores open and operated by its franchise partners.

Forward Looking Statements

This press release (and the above referenced call) may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended February 1, 2014. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the weakness in the economy that continues to affect the Company’s target customer or by other factors such as increases in the cost of gasoline and food, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release (or on the above referenced call) does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact: Investor Relations, (201) 558-2400 extension 14500

(Tables Follow)

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THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	August 2,	August 3,	August 2,	August 3,
	2014	2013	2014	2013
Net sales	$384,628	$382,448	$794,777	$805,612
Cost of sales	265,510	256,266	527,398	516,162
Gross profit	119,118	126,182	267,379	289,450
Selling, general and administrative expenses	117,111	124,408	230,831	243,416
Asset impairment charges	3,045	21,766	3,045	21,766
Other costs (income)	(98)	61	133	(962)
Depreciation and amortization	15,557	15,593	29,784	32,417
Operating income (loss)	(16,497)	(35,646)	3,586	(7,187)
Interest income (expense), net	(60)	-	(41)	60
Income (loss) before taxes	(16,557)	(35,646)	3,545	(7,127)
Provision (benefit) for income taxes	(5,870)	(12,010)	636	(2,763)
Net income (loss)	$(10,687)	$(23,636)	$2,909	$(4,364)

Earnings (loss) per common share
Basic	$(0.49)	$(1.05)	$0.13	$(0.19)
Diluted	$(0.49)	$(1.05)	$0.13	$(0.19)

Weighted average common shares outstanding
Basic	21,837	22,514	21,993	22,779
Diluted	21,837	22,514	22,215	22,779

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THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	August 2,	August 3,	August 2,	August 3,
	2014	2013	2014	2013

Net income (loss)	$(10,687)	$(23,636)	$2,909	$(4,364)

Non-GAAP adjustments:
Store disposition	3,045	12,074	3,143	12,653
Restructuring costs	1,097	714	3,371	1,067
DC exit costs (income)	(98)	61	133	(962)
IT Impairment and Costs	-	10,323	-	10,323
Aggregate impact of Non-GAAP adjustments	4,044	23,172	6,647	23,081
Income tax effect (1)	(1,507)	(8,971)	(2,423)	(8,851)
Net impact of Non-GAAP adjustments	2,537	14,201	4,224	14,230

Adjusted net income (loss)	$(8,150)	$(9,435)	$7,133	$9,866

GAAP net income (loss) per common share	($0.49)	($1.05)	$0.13	($0.19)

Adjusted net income (loss) per common share	($0.37)	($0.42)	$0.32	$0.43

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

Operating income (loss)	$(16,497)	$(35,646)	$3,586	$(7,187)

Non-GAAP adjustments:
Store disposition	3,045	12,074	3,143	12,653
Restructuring costs	1,097	714	3,371	1,067
DC exit costs (income)	(98)	61	133	(962)
IT Impairment and Costs	-	10,323	-	10,323
Aggregate impact of Non-GAAP adjustments	4,044	23,172	6,647	23,081

Adjusted operating income (loss)	$(12,453)	$(12,474)	$10,233	$15,894

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THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	August 2,	August 3,	August 2,	August 3,
	2014	2013	2014	2013

Gross Profit	$119,118	$126,182	$267,379	$289,450

Non-GAAP adjustments:
Store disposition	-	-	98	-
Aggregate impact of Non-GAAP adjustments	-	-	98	-

Adjusted Gross Profit	$119,118	$126,182	$267,477	$289,450

Selling, general and administrative expenses	$117,111	$124,408	$230,831	$243,416

Non-GAAP adjustments:
Store disposition	-	160	-	-
Restructuring costs	(1,097)	(672)	(3,371)	(1,012)
IT Costs	-	(1,210)	-	(1,210)
Aggregate impact of Non-GAAP adjustments	(1,097)	(1,722)	(3,371)	(2,222)

Adjusted Selling, general and administrative expenses	$116,014	$122,686	$227,460	$241,194

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THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	August 2,	February 1,	August 3,
	2014	2014*	2013
Assets:
Cash and cash equivalents	$170,949	$173,997	$149,675
Short-term investments	29,000	62,500	35,000
Accounts receivable	30,050	25,960	29,722
Inventories	338,979	322,422	325,695
Other current assets	72,716	44,441	52,085
Total current assets	641,694	629,320	592,177

Property and equipment, net	311,210	312,149	311,867
Other assets, net	43,491	49,161	53,937
Total assets	$996,395	$990,630	$957,981

Liabilities and Stockholders' Equity:
Revolving loan	$26,530	$-	$-
Accounts payable	162,718	150,652	153,235
Accrued expenses and other current liabilities	125,208	120,697	123,854
Total current liabilities	314,456	271,349	277,089

Other liabilities	98,444	102,503	105,576
Total liabilities	412,900	373,852	382,665

Stockholders' equity	583,495	616,778	575,316

Total liabilities and stockholders' equity	$996,395	$990,630	$957,981

*	Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2014.

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THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED CASH FLOWS

(In thousands)

(Unaudited)

	26 Weeks Ended
	August 2,	August 3,
	2014	2013

Net income	$2,909	$(4,364)
Non-cash adjustments	31,722	51,447
Working Capital	(20,686)	17,073
Net cash provided by operating activities	13,945	64,156

Net cash provided by (used in) investing activities	2,737	(58,680)

Net cash used in financing activities	(21,454)	(46,474)

Effect of exchange rate changes on cash	1,724	(3,455)

Net decrease in cash and cash equivalents	(3,048)	(44,453)

Cash and cash equivalents, beginning of period	173,997	194,128

Cash and cash equivalents, end of period	$170,949	$149,675

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